EXHIBIT 99.1

SUMR Brands Reports 2021 First Quarter Results

First Quarter EPS $0.12; Deleveraging Continues;

Company Working Through Supply Chain Challenges

WOONSOCKET, R.I., May 18, 2021 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal first quarter ended April 3, 2021.

Recent Highlights

  Net sales were $36.2 million in the first quarter versus $40.3 million in the prior-year period, with the decline reflecting ongoing supply chain constraints and logistical issues, which have impeded product getting to market
  Aggregate SG&A declined to $9.4 million in the quarter compared to $11.6 million in last year’s comparable period (and $10.2 million in the fourth quarter of fiscal 2020), reflecting the shift in the Company’s distribution model and other restructuring initiatives
  SUMR Brands posted net income for the first quarter of $0.3 million, or $0.12 per share, versus a net loss of $1.2 million, or $(0.57) per share, in the prior-year period, reflecting lower SG&A and a decline in interest expense
  First quarter Adjusted EBITDA was $2.1 million versus $1.8 million in the first quarter of 2020, and the Company generated $1.3 million of operating cash – which it used to further reduce debt

“While first quarter revenue was similar to that of the 2020 fourth quarter, sales were heavily impacted by supply chain constraints that undermined a significant increase in customer demand,” said Stuart Noyes, CEO. “Even as last year’s pandemic-related disruptions continued to subside, the ongoing challenges tied to supplier shipments handicapped our ability to get product to market on time. This had a negative impact on top line growth and reduced inventory levels substantially. We are, however, addressing these complex problems as rapidly as possible, mitigating issues where feasible and planning farther into the future to reduce shortages.

“At the same time we have continued to actively manage costs, resulting in higher Adjusted EBITDA than the fourth quarter and, in tandem, further reductions to debt. To address ongoing pressure from freight and other expenses, we are also looking at price increases wherever possible. We are pleased to see that recent stimulus measures, and the forthcoming child tax credit – as well as a generally strengthening economy – are having a positive impact on domestic consumption; we will make every effort to meet this pent-up demand in the quarters to come.”

First Quarter Results

Net sales for the three months ended April 3, 2021 were $36.2 million compared with $40.3 million for the three months ended March 28, 2020. The Company’s results generally reflected a decline in revenue due to continuing logistical challenges across the global supply chain, impacting the ability to ship product to customers. Revenue rose double-digit across certain categories, including potties, gates, and boosters, but this was more than offset by weakness internationally and with certain retailers where product could not reach end consumers.

Gross profit for the first quarter of 2021 was $10.7 million versus $12.5 million in 2020, while gross margin was 29.4% versus 31.0% last year. The year-over-year margin decline reflects unfavorable mix, as well as certain items’ no longer receiving tariff exclusions that were granted in 2020.

Selling expense was $2.4 million in the first quarter of 2021 versus $3.4 million in 2020, and selling expense as a percent of net sales was 6.6% versus 8.5% last year. The decrease year-over-year and as a percent of sales was primarily due to lower freight and cooperative advertising costs resulting from a shift in the Company’s distribution model and a change in customer mix.

General and administrative expenses were $7.0 million in the first quarter of 2021, or 19.4% of net sales, versus $8.1 million in the first quarter of 2020, or 20.2% of net sales. The year-over-year change reflects lower labor and other costs related to the Company’s various restructuring initiatives. Interest expense was $0.3 million in the first quarter of 2021 versus $1.4 million in 2020, reflecting lower outstanding debt levels and more attractive interest rates following the Company’s refinancing of its credit facilities last year.

The Company reported net income of $0.3 million, or $0.12 per share, in the first quarter of 2021 compared with a net loss of $1.2 million, or $(0.57) per share, in the prior-year period. The Company recorded a tax provision of $0.1 million in the fiscal 2021 first quarter versus a tax benefit of $0.3 million in the comparable period of fiscal 2020.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the first quarter of 2021 was $2.1 million versus $1.8 million for the first quarter of 2020, and Adjusted EBITDA as a percent of net sales was 5.7% in 2021 versus 4.6% last year. Adjusted EBITDA in 2021 included $0.8 million in bank permitted add-back charges compared with $0.9 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of April 3, 2021, the Company had approximately $0.4 million of cash and $29.7 million of bank debt compared with $0.5 million of cash and $30.9 million of bank debt as of January 2, 2021. Inventory as of April 3, 2021 was $16.6 million versus $25.1 million at the beginning of fiscal 2021, reflecting the aforementioned supply chain constraints. Trade receivables as of the end of the first quarter were $28.6 million compared with $26.0 million as of January 2, 2021, while accounts payable and accrued expenses were $28.2 million compared with $34.1 million at the beginning of fiscal 2021.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, May 19, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back, as permitted by the Company’s credit agreements and detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as permitted by the Company’s credit agreements, adjustments related to unamortized financing fees, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations for performance in 2021 and its ability to mitigate the impact of current market conditions, including supply chain and logistics challenges. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S.; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)
	Three Months Ended
	April 3, 2021	March 28, 2020

Net sales	$36,201	40,338
Cost of goods sold	25,544	27,835
Gross profit	10,657	12,503
General and administrative expenses(1)	7,027	8,147
Selling expense	2,407	3,444
Depreciation and amortization	560	967
Operating income (loss)	663	(55)
Interest expense	336	1,410
Income (loss) before taxes	327	(1,465)
Income tax provision (benefit)	67	(255)
Net income (loss)	$260	(1,210)
Income (loss) per diluted share	$0.12	(0.57)

Shares used in fully diluted EPS	2,161,789	2,109,264

(1) Includes stock based compensation expense.

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	April 3, 2021	March 28, 2020

Reconciliation of Adjusted EBITDA
Net income (loss) (GAAP)	$260	(1,210)
Plus: interest expense	336	1,410
Plus: provision (benefit) for income taxes	67	(255)
Plus: depreciation and amortization	560	967
Plus: non-cash stock based compensation expense	(7)	(11)
Plus: permitted add-backs (a)	849	936
Adjusted EBITDA (Non-GAAP)	$2,065	1,837

Reconciliation of Adjusted EPS
Net income (loss) (GAAP)	$260	(1,210)
Plus: permitted add-backs(a)	849	936
Plus: unamortized financing fees(b)	-	266
Tax impact of items impacting comparability(c)	(238)	(336)
Adjusted Net income (loss) (Non-GAAP)	$871	(344)
Adjusted income (loss) per diluted share (Non-GAAP)	$0.40	(0.16)

(a) Permitted addbacks consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreement. Permitted addbacks for the three months ended April 3, 2021 include special projects $655 ($184 tax impact), non-cash losses $72 ($20 tax impact), severance $54 ($15 tax impact), and board fees $68 ($19 tax impact). Permitted addbacks for the three months ended March 30, 2020 include severance $249 ($70 tax impact), special projects $521 ($146 tax impact), board fees $83 ($23 tax impact) and restructuring costs $83 ($23 tax impact).

(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)
(unaudited)

	April 3, 2021	January 2, 2021

Cash and cash equivalents	$447	$510
Trade receivables, net	28,610	25,995
Inventory, net	16,554	25,123
Property and equipment, net	4,494	4,789
Intangible assets, net	11,629	11,739
Right of use asset	16,524	3,625
Other assets	2,600	2,956
Total assets	$80,858	$74,737

Accounts payable	$21,618	$27,986
Accrued expenses	6,557	6,064
Lease liabilities, current	2,534	2,349
Current portion of long term debt	2,321	2,125
Long-term debt, less current portion(1)	26,401	27,536
Lease liabilities, noncurrent	14,216	1,493
Other liabilities(2)	1,868	2,064
Total liabilities	75,515	69,617

Total stockholders’ equity	5,343	5,120
Total liabilities and stockholders’ equity	$80,858	$74,737

(1) Long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,217 and $1,275 of unamortized financing fees in the periods ending April 3, 2021 and January 2, 2021, respectively.
(2) Other liabilities include the long term portion of the PPP Loan of $1,760.